Exhibit 10.6

SERIES A PREFERRED STOCK SUBSCRIPTION AGREEMENT

iSpecimen Inc.

275 Grove Street, Suite 2-400

Newton, Massachusetts 02466

Attention: Christopher Ianelli, MD, PhD - Chief Executive Officer

The undersigned investor (the “Investor”) acknowledges that it has received and reviewed certain information relating to an investment in iSpecimen Inc. (the “Company” or the “Corporation”), including a Business Plan, Executive Summary, the outline of the terms of the Series A Preferred Stock attached hereto as Exhibit A (and including the actual terms of the Series A Preferred Stock attached as Exhibit A-1) for an issuance of up to $2.0 million in value of Series A Preferred Stock (the “Offering Materials”).

1.            Subscription for Series A Preferred Stock; Closing(s). Subject to the terms and conditions hereof, the undersigned Investor hereby irrevocably subscribes for and agrees to purchase __________ shares (the “Securities”) of Series A Preferred Stock at a price of $0.762 per share, and at a pre-money valuation of $3.5 million, and tenders herewith good funds in the amount of ____________ dollars ($_________), payable to the order of the Company. The undersigned Investor is acquiring such Securities by the payment to the Company of new funds through a wire transfer, check or other consideration. The investment in the Securities will be made once the Company has received stockholder approval for the authorization of the Series A Preferred Stock and has received subscriptions for at least $500,000 in commitments. The Company may hold periodic closings until it has received commitments and subscriptions for an aggregate of $1.5 million in additional commitments; provided, however, the Board of Directors may accept Subscriptions for up to a maximum of $2.0 million in commitments if such investment is determined to be in the best interests of the Company.

1.1          Conversion of Debt for Investment in the Securities. If the Investor is a holder of the Company’s previously issued Convertible Promissory Notes (the “Notes”), the Investor may acquire the Securities through the conversion, exchange and cancellation of such indebtedness for money borrowed under the Notes. The Investor converting the Notes acknowledges and agrees that upon conversion and cancellation of the Notes as provided herein, and by virtue of the Investor’s signature below, such conversion and cancellation of the Notes in exchange for the Securities shall be in full satisfaction of any and all claims, obligations, fees, expenses and other charges or liabilities owing by the Company in respect of the Notes as of the date of conversion. The Notes may be converted at the Investor’s election by the issuance of one (1) share of Series A Preferred Stock for each $0.762 of principal amount converted under the Notes. The principal amount on the Notes so converted shall be contributed to the equity capital of the Company. At the Company’s election, accrued interest on the Notes may be paid in cash or may be converted to Series A Preferred Stock, following the Closing. The Investor understands and acknowledges that any shares of Series A Preferred Stock that may be issued upon conversion of the accrued interest on the Notes is a transaction subject to taxation.

1.2.         Use of Proceeds. The proceeds from the sale of the Series A Preferred will be used for expansion of sales and marketing effort (including marketing to academic medical centers and hospitals), implementation of the installation at UMass Medical Center, and working capital and other general corporate purposes.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

1.3          Tranched Closings for Significant Investment. For any Investor subscribing for $1,500,000 or more of Securities (a “Major Investor”), such investment may be divided into three (3) tranches, with funding of the total investment commitment based on the achievement by the Company of the milestones set forth below. The tranches shall be made available to the Company as follows: (1) 40% of the Major Investor’s total investment commitment shall be provided to the Company upon the execution of this Agreement; (2) 30% of the Major Investor’s total investment commitment shall be provided to the Company upon the successful implementation of the Company’s technology solution at an initial hospital site (“Milestone 2”); and (3) 30% of the Major Investor’s total investment commitment shall be provided to the Company upon the execution by the Company of definitive agreements with a second hospital or healthcare system that would permit specimen and data access for the Company (“Milestone 3”). Funds shall be provided to the Company within five (5) business days notice to the Major Investor, in which evidence and/or documentation of milestone achievement is provided.

2.            Representations and Warranties of the Investor. The undersigned Investor understands and acknowledges that the Securities are being offered and sold under one or more of the exemptions from registration provided for in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), including Regulation D promulgated thereunder, and any applicable state securities laws. The Investor is purchasing the Securities without being offered or furnished any formal offering literature or prospectus other than the Offering Materials. The Investor understands that this transaction has not been reviewed and approved by the Securities and Exchange Commission or by any state regulatory authority charged with the administration of the securities laws of any state. All documents, records and books pertaining to this investment have been made available to the undersigned, and that the books and records of the Company will be available upon reasonable notice for inspection by the Investor during reasonable business hours.

2.1.         Suitability: The Investor confirms that it understands and has fully considered for purposes of this investment the risks of this investment and understands that (i) this investment is suitable only for an investor who is able to bear the economic consequences of losing its entire investment, (ii) the purchase of the Securities is a speculative investment which involves a high degree of risk, and (iii) there are substantial restrictions on the transferability of, and there will be no immediate public market for, the Securities, and accordingly, it may not be possible for the Investor to liquidate its investment in case of emergency. The Investor recognizes that the Company is a development-stage enterprise with limited operating history and is currently developing, extending and refining its business strategy and marketing plan.

2.2.         Lack of Liquidity: The Investor confirms that it is able to bear the economic risk of this investment, and to hold the Securities for an indefinite period of time. The Investor has sufficient liquid assets so that the illiquidity associated with this investment will not cause any undue financial difficulties or affect the undersigned Investor’s ability to provide for its current needs and possible financial contingencies, and that its commitment to all speculative investments is reasonable in relation to its net worth and annual income.

2.3.         Knowledge and Experience: The Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this speculative investment and of making an informed investment decision. The Investor is an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act. As an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act, if the Investor is an individual, the Investor has (i) a net worth (exclusive of his or her primary residence and furnishings) of $1.0 million, or (ii) annual income in each of the last two calendar years (and anticipated annual income for this calendar year) of at least $200,000 (or $300,000 jointly with the Investor’s spouse).

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

2.4.         Access to Management: The Investor confirms that, in making its decision to purchase the Securities, it has relied solely upon independent investigations made by him or her. The Investor has been given the opportunity to ask questions of, and to receive answers from, management and other persons acting on behalf of the Company concerning the Company and the terms and conditions of this offering. The Investor confirms that he, she or has received the Offering Materials regarding the business of the Company.

2.5.         Investment Intent: The Securities are being acquired by the undersigned solely for the Investor’s own personal account, for investment purposes only, and not with a view to, or in connection with, any resale or distribution thereof. The Investor has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge to any person the Securities for which it hereby subscribes, or any part thereof, or any interest therein or any rights thereto. The Investor has no present plans to enter into any such contract, undertaking, agreement or arrangement. The Investor must bear the economic risk of the investment for an indefinite period of time because the Securities have not been registered under the Securities Act and applicable state securities laws and, therefore, cannot be sold unless they are subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available.

2.6.         Investment Commitment Not Disproportionate to Net Worth: The Investor’s overall commitment to investments which are not readily marketable is not disproportionate to the undersigned’s net worth and the Investor’s investment in the Company will not cause such overall commitment to become excessive.

2.7          No Use of Brokers. The Investor is under no obligation to pay any broker’s fee or commission in connection with its investment.

2.8          Adequacy of Accredited Investor Representations. This offering of the Securities is being made solely to “accredited investors” under Regulation D of the Securities Act. The Company is expressly relying on the representations of each Investor as to his, her or its status as an “accredited investor” under federal and state securities laws. If the representations of the Investor set forth above as an “accredited investor” are inaccurate, false or incorrect at the time of the investment commitment so as to jeopardize the status of the offering of the Securities, the Company, in its sole discretion and election (and without any liability or further obligation of the Company to the Investor), may refund to the Investor the purchase price of the Securities.

3.            Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that, except as set forth on the Disclosure Schedule attached as Exhibit B to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section to the extent it is readily or reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

3.1.          Organization, Good Standing and Authority of the Company; No Subsidiaries. The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. The Company is qualified to conduct business as a foreign corporation in the Commonwealth of Massachusetts.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

3.2.         Authorization. The Company has taken all corporate action required to make all the obligations of the Company reflected in the provisions of this Agreement the valid and enforceable obligations they purport to be. The issuance and sale of the Series A Preferred Stock does not require any further corporate action and will not be subject to preemptive rights of any present or future stockholders of the Company. Upon its issuance and sale to the Investor, the Series A Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable. This Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

3.3.         No Default. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not constitute a default under any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of the Company (as amended to date), or any material contract, agreement or arrangement to which the Company is a party or by which it is bound.

3.4.         Capital Stock of Company. Following the initial Closing, the authorized capital stock of the Company shall consist of (A) 9,000,000 shares of Common Stock, of which (i) 3,000,000 shares are currently issued and outstanding, (ii) warrants to purchase 100,722 shares of Common Stock are outstanding, and (iii) 721,785 shares of Common Stock are reserved for issuance under the Company’s 2012 Stock Option Plan, and (B) 5,000,000 shares of Preferred Stock, none of which are issued and outstanding, but 3,445,874 shares of which are designated as Series A Preferred Stock having the terms set forth on Exhibit A-1.

3.5.         Compliance with Laws; Permits. The Company holds all material licenses, approvals, certificates, permits and authorizations necessary for the lawful conduct of its business and is in material compliance with all applicable laws, rules, regulations and ordinances. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company. The Company is not in default in any material respect under any such franchise, permit, license or other similar authority.

3.6.         Litigation. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge, information and belief of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the Company’s knowledge, information and belief, threatened against or affecting the Company, or any of its properties, intellectual property and patents, or other rights, which could materially and adversely affect the right or ability of the Company to carry on its business as now conducted.

3.7.         Intellectual Property; Proprietary Rights, Employee Restrictions. To the best of its knowledge, the Company has all patents, patent licenses, copyrights, trademarks, service marks, trade names, trade secrets or other proprietary rights useful for its business (collectively, “Intellectual Property Rights”) as presently conducted or contemplated. The Company’s Intellectual Property Rights are sufficient to carry on the business of the Company as presently conducted or contemplated. To the best of its knowledge, the Company has a license to use all of its Intellectual Property Rights and it has obtained any licenses, releases or assignments necessary to use all third parties’ intellectual property rights in works embodied in its products and material for the conduct of its business. The Company has not received any notice or other claim from any person asserting that any of the Company’s present or contemplated activities infringe or may infringe any intellectual property rights of such person. The Company has taken all reasonable measures to protect and preserve the security, confidentiality and value of its Intellectual Property Rights, including its trade secrets and other confidential information. Each employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchasers. The Company is not aware that any of its employees or consultants is in violation thereof.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

3.8.         Compliance with Other Instruments. The Company is not in violation or default of any provisions of its Restated Certificate of Incorporation or Bylaws (each as amended to date), or of any instrument, judgment, order, writ, or decree, or under any note, indenture, mortgage, lease, agreement, contract or purchase order to which it is a party or by which it is bound or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect.

3.9.         Financial Statements. The Company has made available to the Investor the Company’s unaudited financial statements, including balance sheet and statements of profit and loss and cash flows as of and for the period ended December 31, 2011, and an unaudited balance sheet (the “Balance Sheet”) and statement of profit and loss and cash flows of the Company for the period ended March 31, 2012 (the “Balance Sheet Date,” and all the financial statements referred above being collectively referred to herein as the “Financial Statements”). The Financial Statements have been prepared in accordance with the books and records of the Company and in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the relevant period, except that the Financial Statements do not contain the footnotes required by GAAP. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein.

3.10.       Title to Assets. The Company owns no, and has not in the past owned any, real property. The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no material encumbrance, other than (i) liens or encumbrances for current taxes not yet due and payable; (ii) liens imposed by law and incurred in the ordinary course of business for obligations not past due; (iii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation; and (iv) encumbrances and defects in title which do not in any case materially detract from the value of the property subject thereto or as would individually or in the aggregate have a Material Adverse Effect.

3.11.       No Undisclosed Liabilities. Except as set forth in the Financial Statements, the Company has no material liabilities (whether accrued, absolute, unliquidated, contingent or otherwise, whether or not known to the Company, whether due or to become due and regardless of where asserted) (“Liabilities”), except for those Liabilities (i) disclosed in the Balance Sheet, (ii) incurred in connection with the transactions contemplated hereby, or (iii) that were incurred after the date of the Balance Sheet in the ordinary course of business (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, claim or proceeding) and that individually and in the aggregate will not have a Material Adverse Effect.

4.            Registration Rights. The Company hereby grants the following registration rights with respect to the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock issued to the Investor (the “Registrable Securities”):

4.1.         “Piggy-Back” Registrations: For a period of four (4) years from the closing of the Company’s first underwritten, registered public offering of shares, if at any time the Company shall determine to register in a public offering for its own account (or the account of selling stockholders) under the Securities Act of 1933 any of its Common Stock, it shall send to the Investor written notice of such determination and, if within 15 days after receipt of such notice, the Investor shall so request in writing, the Company shall use its best efforts to include in such registration statement all or any part of the Registrable Securities such holder requests to be registered. This right shall not apply to a registration of shares of Common Stock on Form S-4 or Form S-8 (or their then equivalents) relating to shares of Common Stock to be issued by the Company in connection with any acquisition of any entity or other business combination involving the Company, or shares of Common Stock issuable in connection with any stock option, stock compensation or other employee benefits plan of the Company for the benefit of directors, officers, employees or consultants of the Company.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

If, in connection with any offering involving an underwriting of Common Stock to be issued by the Company and/or selling stockholders, the managing underwriter or the Company shall impose a limitation on the number of shares of such Common Stock which may be included in any such registration statement because, in its judgment, such limitation is necessary to effect an orderly public distribution of the Common Stock and to maintain a stable market for the securities of the Company, then the Company shall be obligated to include in such registration statement only such limited portion (which may be none) of the Securities with respect to which the Investor has requested inclusion hereunder, pro rata based upon the number of shares originally requested for inclusion in such registration statement by all selling stockholders requesting inclusion thereunder.

4.2.         Expenses. In the case of a registration under Section 4.1, the Company shall bear the expenses of any filing of any registration, including, but not limited to, printing, legal and accounting expenses, Securities and Exchange Commission and FINRA filing fees and all related “Blue Sky” fees and expenses; provided, however, that the Company shall have no obligation to pay or otherwise bear any portion of the underwriters’ commissions or discounts attributable to the Registrable Securities being offered and sold by the Investor, or the fees and expenses of any counsel, tax advisor or accountant selected by the Investor in connection with the registration of the Registrable Securities.

4.3.         Lock-Up Agreement for Public Offering. In connection with any public offering of equity securities of the Company, the Investor agrees not to sell, pledge, transfer or otherwise dispose of, or grant any option or purchase right with respect to, any shares of capital stock then owned by him and not otherwise offered in the public offering, or engage in any short sale, hedging transaction or other derivative security transaction involving the Registrable Securities or other shares of Common Stock of the Company held by it or him, for such period of time commencing thirty (30) days prior to the proposed effective date of such public offering until 180 days following the effective date of such public offering. The Company shall use its best efforts to ensure that the foregoing restrictions shall apply to any selling stockholder participating in the offering or to any officer, director or any holder of at least 1% of the Company’s outstanding capital stock (the “Significant Lock-Up Participants”); provided, however, that if the Company is unsuccessful in obtaining lock-up agreements from at least ninety percent (90%) of the Significant Lock-Up Participants and lock-up agreements representing at least ninety percent (90%) of the shares held by all Significant Lock-Up Participants, the undersigned Investor shall be released of the lock-up restrictions set forth in this Section 5.3.

4.4.         Expiration of Registration Rights. The obligations of the Company under this Section 5 to register the Securities shall expire and terminate at such time as the Investor shall not be deemed to be an “affiliate” of the Company and shall be otherwise entitled or eligible to sell such securities without the need for the filing of a registration statement under the Securities Act, including without limitation, for any resales of restricted securities made pursuant to Rule 144 as promulgated by the Securities and Exchange Commission, or a sale made pursuant to section 4(1) and/or 4(2) under the Securities Act; provided, however, that the Investor shall continue to possess its registration rights granted hereunder if the average daily trading volume of the Company following the initial public offering of Common Stock does not permit the Investor to sell all of its holdings to the public in one transaction under Rule 144, or the liquidity in the shares of Common Stock held by the Investor would be adversely affected by the absence of the registration rights set forth herein, determined in the reasonable good faith judgment of the Investor.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

5.            Transferability of Stock. The undersigned Investor agrees not to transfer or assign this Agreement, or any of its interest herein, and further agrees that the assignment and transfer of the Securities acquired pursuant hereto shall be made only in accordance with all applicable laws.

6.            Right of First Offer on Future Issuances of Equity Securities. The Company shall, prior to any proposed issuance by the Company of any of its equity securities, first offer to the Investor by written notice the right, for a period of ten (10) business days, to purchase for cash at an amount equal to the price or other consideration for which such equity securities are proposed to be issued, a number of such securities so that, after giving effect to such issuance (and the conversion, exercise and exchange into or for shares of Common Stock of all such securities that are so convertible, exercisable or exchangeable for Common Stock), the Investor will maintain its proportionate equity ownership (on a fully-diluted basis) in the offered financing as of the date of such notice (treating the Investor, for the purpose of such computation, as the holder of the number of shares of Common Stock which would be issuable to such party upon conversion, exercise and exchange of all securities held by the Investor (including any preferred stock) that are convertible, exercisable or exchangeable into or for shares of Common Stock, and assuming the like conversion, exercise and exchange of all such other securities held by other investors participating in the financing pursuant to the foregoing Right of First Offer).

6.1.         Mechanics of Right of First Offer. The Company shall provide written notice to the Investor and shall describe the securities proposed to be issued by the Company and specify the number, price and payment terms. The Investor may accept the Company's offer as to the full number of securities offered to it or any lesser number, by written notice thereof given by it to the Company prior to the expiration of the ten-day day period. The Company shall sell and the Investor shall buy, upon the terms specified, the number of securities agreed to be purchased by the Investor at such time and commensurate with the sale by the Company of all of the remainder of such securities and as hereinafter provided. The Investor shall have oversubscription rights with respect to any securities not purchased by any other Investor, allocated on an equitable, pro rata basis as determined by the Board of Directors.

6.2.         Exceptions to Rights of First Offer. The participation rights of the Investor pursuant to this Section 6 shall not apply to equity securities issued or issuable: (a) as a stock dividend or upon any subdivision of shares of capital stock; (b) pursuant to subscriptions, warrants, options, convertible securities, or other rights which are outstanding or are hereafter issued by the Board of Directors; (c) pursuant to the grant, exercise or issuance of options, warrants or other rights to purchase capital stock granted or issued to directors, officers, employees or consultants of the Company and approved by the Company’s Board of Directors or the issuance of shares to employees, officers, directors, advisors or consultants reserved pursuant to any stock option plan, stock purchase plan or other employee plan of the Company approved by the Company’s Board of Directors, or other shares issued to directors, advisors, vendors or consultants as approved by the Board of Directors; (d)  in connection with any strategic partner alliance or joint venture or other partnering arrangements approved by the Board of Directors; (e) in connection with any bona fide loan or debt security issued pursuant to any lease of capital equipment, line of credit facility, term loan, bridge financing, or other indebtedness for money borrowed and approved by the Board of Directors; (f) securities issued to a third party in connection with any acquisition, merger or purchase of all or substantially all assets of another company; and (g) securities issued pursuant to any outstanding convertible securities, options or other rights convertible into Common Stock or for which rights of first offer have already been granted pursuant to this Section 6.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

7.            Financial Information and Reports. The Company shall furnish the following to the Investor for so long as the Investor continues to maintain ownership of at least $50,000 in value of Series A Preferred Stock held by such Investor:

(a)            Quarterly Reports: as soon as available and in any event within forty five (45) days after the end of each calendar quarter, balance sheets, statements of income and retained earnings and a summary statement of quarterly cash flow of the Company for such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year; and

(b)            Annual Reports: as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of the annual report (whether reviewed, compiled or audited) for such year, including balance sheets of the Company as of the end of such fiscal year and statements of income and retained earnings and of changes in financial position of the Company for such year.

8.            Miscellaneous. This Agreement and the documents referenced herein constitute the entire Agreement between the parties relative to the subject matter of the sale of the Securities, and supersede all proposals or agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. Any provision of this Agreement may be waived, amended, modified, superseded, canceled, terminated, renewed or extended through a written instrument signed by the Company and the holders of a majority of the then-outstanding shares of Series A Preferred Stock. Any waiver, modification, amendment, renewal or other alteration shall be limited to the particular instance and for the particular purpose when and for which it is given. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way effect the validity, legality or enforceability of any other provision of this Agreement and this Agreement shall be construed and reformed by any court of competent jurisdiction to give full effect to the essential purposes of this Agreement. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the Delaware General Corporation Law (as to matters within the scope thereof), the general laws of the Commonwealth of Massachusetts as to matters of contract law, and the federal securities laws, where applicable. All notices provided for in this Agreement shall be given in writing and shall be effective when served either by personal delivery, express overnight courier service, electronic facsimile transmission (including PDF), or by first class mail, postage prepaid, addressed to the parties at their respective addresses herein set forth, or to such other address or addresses as either party may later specify by written notice to the other. This Agreement may be executed in duplicate counterparts, which, when taken together, shall constitute one instrument and each of which shall be deemed to be an original instrument.

* * * * * * * * * *

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

iSpecimen Inc.

Series A Preferred Stock Subscription Agreement

Signature Page

IN WITNESS WHEREOF, the undersigned has hereby executed this Series A Preferred Stock Subscription Agreement as of this ___ day of ______, 2012.

Name & Signature of Investor:

Investor Name:

Investor Address:

Amount Subscribed:

Signature of Investor

The Company hereby accepts the foregoing Series A Preferred Stock Subscription Agreement, subject to the terms and conditions set forth herein, as of this ____ day of ______, 2012.

iSpecimen Inc.

By:	/s/ Christopher J. Ianelli, MD, PhD
Christopher J. Ianelli, MD, PhD
Its: Chief Executive Officer

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

Exhibit A

ISPECIMEN INC.

MEMORANDUM OF TERMS

SERIES A PREFERRED STOCK FINANCING

July 1, 2012

This memorandum summarizes the principal terms proposed by iSpecimen Inc. to a limited number of individual, accredited investors and/or affiliated entities, with respect to a private placement of its Series A Convertible Preferred Stock.

This memorandum is intended solely as a basis for further discussion and does not constitute a legally binding obligation. No legally binding obligations will be created, implied, or inferred until a document in final form entitled “Stock Purchase Agreement” is executed and delivered by all parties. Without limiting the generality of the foregoing, it is the parties intent that, until that event, no agreement shall exist among them and there shall be no obligations whatsoever based on such things as parol evidence, extended negotiations, “handshakes,” oral understandings, or courses of conduct (including reliance and changes of position).

The Offering

Issuer:	iSpecimen Inc., a Delaware corporation (the “Company”)

Securities:	Series A Convertible Preferred Stock (the “Series A Preferred”), convertible into shares of the Company’s Common Stock (the “Common”)

Consideration:	Cash and cancellation of indebtedness

Number of Securities Offered:	Up to 3,445,874 shares

Amount of Offering:	Up to $2,000,000, but not less than $500,000.

Valuation:	$3,500,000 pre-money; $5,500,000 post-money (assuming a maximum $2,000,000 financing)

Price per Share:	$0.762 (the “Original Purchase Price”). The Original Purchase Price represents a post-money valuation of $5,500,000 (assuming a maximum $2,000,000 financing).

Tranched Closing
for Significant Investment:	For any Investor investing $1,500,000 or more, such investment may be divided into three (3) tranches, to be made available to the Company on the following basis:

•	Tranche 1 = 40% of the total investment commitment upon the execution of Series A Preferred Stock Subscription Agreement;

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

•	Tranche 2 = 30% of the total investment commitment upon successful implementation of the Company’s technology solution at an initial hospital site;

•	Tranche 3 = 30% of the total investment commitment upon the execution of definitive agreements with a second hospital or healthcare system that would permit specimen and data access to the Company.

Investors:	A limited number of accredited, individual investors and/or affiliated entities acceptable to the Company (the “Investors”).

Anticipated Closing Date:	An initial closing is expected to occur on or before July 23, 2012, with one or more additional closings within 15 days thereafter to allow for proper conversion of any outstanding convertible debt and issuance of stock.

Use of Proceeds:	The proceeds from the sale of the Series A Preferred will be used for working capital.

Terms of the Series A Preferred

Dividends:	Starting on the date of investment, dividends shall accrue on each share of the Series A Preferred on a cumulative, non-compounding basis at the rate of six percent (6%) per annum (“Accruing Dividends”).

Accruing Dividends shall be payable only in the event of a liquidation, dissolution, or winding-up of the Company. For any other dividends or distributions, the Series A Preferred will participate with Common on an as-converted basis. No dividends shall be paid on any other equity securities at a rate greater than the rate at which dividends are paid on Series A Preferred (based on the number of shares of Common into which Series A Preferred and any other securities are convertible on the date the dividend is declared). Dividends on Series A Preferred will be in preference to dividends paid on any other equity securities.

Liquidation Preference:	In the event of any liquidation, dissolution, or winding-up of the Company or a Deemed Liquidation, as defined below, the holders of Series A Preferred shall be entitled to receive, prior to and in preference to the holders of all other holders of equity, an amount equal to the greater of: (i) the Original Purchase Price, plus any unpaid Accruing Dividends, plus any other dividends or distributions declared but not paid (the “Liquidation Preference”) or (ii) the amount such holders would have received had the shares of Series A Preferred been converted into Common immediately prior to the liquidation, dissolution, or winding-up.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

After the payment of the Liquidation Preference to the holders of the Series A Preferred, the remaining assets of the Company shall be distributed solely to the holders of the Common on a pro-rata basis. A consolidation, merger, acquisition, sale of voting control, or sale of all or substantially all of the assets of the Company (in which the stockholders of the Company do not own a majority of the outstanding shares of the surviving corporation) shall be deemed to be a liquidation or winding-up event (a “Deemed Liquidation”) for purposes of the Liquidation Preference. A Deemed Liquidation, however, may be waived upon the election of the holders of a majority of the then outstanding shares of the Series A Preferred.

Conversion:	The Series A Preferred may be converted at any time, at the option of the holder, into shares of Common. The conversion rate shall initially be 1:1, subject to adjustments, as provided and described below.

Automatic Conversion:	Each share of Series A Preferred shall automatically convert into Common, at the then applicable conversion rate, upon (i) the closing of a firmly underwritten public offering of common stock with total gross proceeds to the Company of not less than twenty-five million dollars ($25,000,000), before deduction of underwriters’ commissions and expenses (a “Qualified Public Offering”), or (ii) the consent of the holders of a majority of the then outstanding shares of the Series A Preferred.

Conversion Price Adjustments:	The conversion price of the Series A Preferred shall be subject to adjustment, on a broad-based weighted-average basis, if the Company issues additional securities at a price per share less than the then applicable conversion price; provided however, that there will be no adjustment to the conversion price for: (i) shares issued upon conversion of the Series A Preferred; (ii) shares, options, warrants, or other rights issued to employees, consultants or directors in accordance with plans, agreements, or similar arrangements; (iii) shares issued upon exercise of options, warrants, or convertible securities; (iv) shares issued as a dividend or distribution on the Series A Preferred or for which adjustment is otherwise made pursuant to the certificate of incorporation (e.g., stock splits); (v) shares issued in connection with a Qualified Public Offering; (vi) shares issued or issuable pursuant to an acquisition of another corporation or a joint venture agreement approved by the board; (vii) shares issued or issuable to banks, equipment lessors or other financial institutions pursuant to debt financing or commercial transactions approved by the board; (viii) shares issued or issuable in connection with any settlement approved by the board; (ix) shares issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar arrangements or strategic partnerships approved by the board; (x) shares issued to suppliers of goods or services in connection with the provision of goods or services pursuant to transactions approved by the board; (xi) shares issued pursuant to other transactions approved by the board; and (xii) shares that are otherwise excluded by consent of holders of a majority of the Series A Preferred.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

General Voting Rights:	The Series A Preferred will vote together with the Common and not as a separate class except as specifically provided herein, in the certificate of incorporation, or as otherwise required by law. Each share of Series A Preferred shall have a number of votes equal to the number of shares of Common then issuable upon conversion of such share of Series A Preferred.

Board of Directors:	The authorized size of the Company’s Board of Directors (the “Board”) shall be set at minimum of three and a maximum of five individuals, to be fixed at five at or immediately following the final closing. The Board shall be comprised of:

(i)	Christopher Ianelli, the Chief Executive Officer;

(ii)	_____________, designated by the Chief Executive Officer to represent the holders of the Common;

(iii)	_____________, designated by the Chief Executive Officer as the lead investor (the “Lead Investor”) to represent the holders of the Series A Preferred;

(iv)	One director that is either a) designated jointly by the Chief Executive Officer and the Lead Investor in the event that the Series A Preferred represent a minimum of forty percent (40%) of the outstanding capital stock of the Company upon final closing or b) designated solely by the Chief Executive Officer in the event that the Series A Preferred represent a less than forty percent (40%) of the outstanding capital stock of the Company upon final closing; and

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

(v)	One independent director to be elected by the holders of Series A Preferred and Common, voting together following the final closing.

The Board will meet at least once every quarter. Each Board committee shall include at least one Series A Preferred director; provided however that the Series A Preferred represent a minimum of twenty percent (20%) of the outstanding capital stock of the Company at the time of committee formation.

The Company will bind D&O insurance with a carrier and in an amount satisfactory to the Board. In the event the Company merges with another entity and is not the surviving corporation, or transfers all of its assets, proper provisions shall be made so that successors of the Company assume Company’s obligations with respect to indemnification of members of the Board.

Protective Provisions:	So long as the Series A Preferred represent a minimum of twenty percent (20%) of the outstanding capital stock of the Company, consent of the majority of the holders of the Series A Preferred will be required to: (i) alter any provision of the certificate of incorporation or the bylaws if it would adversely alter the rights, preferences, privileges or powers of or restrictions on any series of preferred stock; (ii) increase or decrease the authorized number of shares of any series of preferred stock; (iii) approve any transaction or series of transactions deemed to be a liquidation of the Company; (iv) approve any merger, sale of assets or other corporate reorganization or acquisition; (v) approve the voluntary liquidation or dissolution of the Company; or (vii) declare or pay any dividend or distribution or approve any repurchase with respect to the Series A Preferred (except as otherwise provided in the certificate of incorporation) or the Common (subject to customary exceptions).

Investor Rights

Information Rights:	The Company shall provide in a reasonable timeframe to each Investor: (i) annual financial statements within 120 days following year-end and (ii) upon request, quarterly financial statements within 45 days following quarter-end.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

Right of First Refusal:	Each holder of the Series A Preferred shall have a right in the event the Company proposes to offer equity securities to any person (other than securities issued to employees, officers, and directors of the Company, securities issued pursuant to a merger or acquisition, securities issued in connection with an equipment leasing or debt financing, securities issued pursuant to a registration statement, or securities issued in connection with strategic transactions) to purchase its pro rata share of any offering of new securities by the Company. The pro rata share shall be calculated by dividing the outstanding shares of Series A Preferred held by such holder, on an as-converted basis, by the total number of shares outstanding, on a fully-diluted basis. Such right of first refusal will terminate upon a Qualified Public Offering or upon an acquisition, merger, or consolidation of the Company and may be waived, modified, or terminated by a majority vote of the Series A Preferred.

Other matters

Vesting of Employee Shares:	Subject to the discretion of the board, shares and options issued to employees, directors and consultants will be subject to four-year vesting, with 25% vesting on the first anniversary of the commencement of services and the remainder vesting monthly thereafter. The Company will have the right, upon termination of services, to repurchase any unvested shares.

Proprietary Information:	The Company will have all employees and consultants enter into non-disclosure and inventions agreements to protect its proprietary information.

Purchase Agreement:	The investment will be made pursuant to a stock purchase agreement which will contain, among other things, appropriate representations and warranties of the Company and the Investors and appropriate conditions of closing.

Finders:	The Company and the investors will each indemnify the other for any finder’s fees for which they are respectively responsible.

Legal Fees and Expenses:	The Company will pay the reasonable fees and expenses of a single counsel to the investors, up to a maximum of $10,000, following the closing.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

Conditions Precedent:	The investment will be subject to customary conditions, including but not limited to: (i) completion of due diligence to the satisfaction of the Investors; (ii) negotiation and execution of definitive agreements customary in transactions of this nature; (iii) receipt of all required authorizations, approvals and consents; (iv) delivery of customary closing certificates; and (v) the absence of material adverse changes with respect to the Company.

Confidentiality:	The terms of this memorandum are confidential, and neither the contents nor the details of it may be shown or disclosed by the Investors, except to those individuals who have a need to know as a result of being involved in or asked to advise on the proposed transaction or to other individuals or entities for purposes of making such individuals or entities like Investors in the Company's Series A Preferred Stock.

Counsel to the Company:	John Hession
Cooley LLP
500 Boylston Street
Boston, MA 02116-3736

Capitalization

Set forth below is the Company’s projected, fully-diluted capitalization, as adjusted to reflect the sale of all shares of the Series A preferred stock offered in this financing.

	Shares	Ownership	Type
Common Shareholders	3,000,000	42%	Common
Warrants	100,722	1%	Common
Stock Option Plan	721,785	10%	Common
Series A Preferred Shareholders	3,445,874	47%	Series A Convertible Preferred
Total	7,268,381	100%

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

EXHIBIT A-1

Designation of the Terms of Series A Preferred Stock

1.            Description and Designation of the Series A Preferred Stock. A total of Three Million Four Hundred Forty Five Thousand Eight Hundred Seventy Four (3,445,874) shares of the Corporation’s previously undesignated Preferred Stock, $.001 par value, shall be designated as the “Series A Preferred Stock.” The original issue price per share of the Series A Preferred Stock shall be $0.762 per share (the “Series A Original Issue Price”).

2.            Dividends.

(a)            6% Cumulative, Non-Compounding Dividend. The holders of Series A Preferred Stock, shall be entitled to receive, out of any funds legally available therefor, cumulative dividends at the annual rate of six percent (6%) per share of the Series A Original Issue Price from the date of original issuance of each share of each such series of Series A Preferred Stock by the Corporation to each holder (the “Series A Cumulative Dividend”). Such Series A Cumulative Dividend shall accumulate annually but not compound, whether or not declared by the Board of Directors, from the date of original issuance by the Corporation of each share to any initial holder, and shall accrue until paid as set forth herein. The Series A Cumulative Dividend shall be payable only upon a Liquidation Event as provided in Section 3 (including any election to treat a merger or sale as such as a Deemed Liquidity Event, as defined below). Upon any voluntary conversion of the Series A Preferred Stock or Qualified Public Offering (as defined herein), no accrued but unpaid Series A Cumulative Dividend on the shares of Series A Preferred Stock so converted shall be due and payable. Dividends on the Series A Preferred will be in preference to dividends paid on any other equity securities of the Corporation.

(b)            Participating Dividends. In the event that the Board of Directors shall declare a cash dividend payable upon the then outstanding shares of Common Stock, the holders of the Series A Preferred Stock shall be entitled to the amount of dividends on the Series A Preferred Stock as would be declared payable on the largest number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by each holder thereof could be converted pursuant to the provisions of Section 5 hereof, such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend. Such determination of “whole shares” shall be based upon the aggregate number of shares of Series A Preferred Stock held by each holder, and not upon each share of Series A Preferred Stock so held by the holder.

3.            Liquidation, Dissolution or Winding Up.

(a)            Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency (each, a “Liquidation Event”), before any distribution or payment is made to any holders of Common Stock, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to, or on a parity with, the Series A Preferred Stock with respect to liquidation preferences, the holders of Series A Preferred Stock shall be entitled to be paid prior to the Common Stock out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to the Original Issue Price per share of Series A Preferred Stock held by any holder plus any declared but unpaid Series A Cumulative Dividend (if any) (the “Series A Liquidation Preference”). In lieu of receiving the Series A Liquidation Preference amount, the holders of the Series A Preferred Stock may elect to convert to Common Stock pursuant to Section 5 hereof at any time prior to any liquidation, dissolution or winding up. The Series A Preferred Stock shall be subordinate in right of payment to any series of Preferred Stock hereafter created or designated by the Board of Directors or stockholders (the “Senior Preferred Stock”).

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

If, upon liquidation, dissolution or winding up of the Corporation, the assets available for distribution to its stockholders shall be insufficient to pay the holders of the Series A Preferred Stock the Series A Liquidation Preference to which they otherwise would be entitled, the holders of Series A Preferred Stock shall share ratably in any distribution of available assets pro rata in proportion to the liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series A Preferred Stock if all liquidation preference amounts with respect to such shares were paid in full, subject in all cases to any senior liquidation preferences of any series of Senior Preferred Stock hereafter created.

(b)            Distribution of Residual Assets to Holders of Common Stock. After the Series A Liquidation Preference shall have been made in full to the holders of the Series A Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock so as to be available for such payment, then the remaining assets or consideration available for distribution to stockholders shall be distributed ratably among the holders of the Common Stock, ratably in proportion to the number of shares of Common Stock held by each such holder. The amounts set forth above shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Common Stock or Series A Preferred Stock.

(c)            Distributions Other than Cash. Whenever the distributions provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the holders of Series A Preferred Stock. In the event of any business combination involving non-cash consideration, the acquisition consideration (including any shares of capital stock or other securities to be delivered or exchanged by the acquiring corporation) shall be reallocated among the holders of Series A Preferred Stock and Common Stock in an appropriate and equitable manner to give economic effect to the intents and purposes of Sections 3(a), 3(b) and 3(c) hereof; provided, however, that each holder of Series A Preferred Stock has the right to convert such holder’s shares of Series A Preferred Stock at any time prior to any such merger, sales of assets or capital stock, business combination or other acquisition into shares of Common Stock.

(d)            Treatment of Mergers, Sales of Assets or Business Combinations. The holders of not less than a majority of the outstanding shares of Series A Preferred Stock (the “Majority Interest”), may elect to have treated as a Liquidation Event: (i) any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving corporation), (ii) any sale of all or substantially all of the assets, outstanding capital stock or intellectual property of the Corporation, or (iii) any acquisition (other than through a direct issuance of securities by the Corporation) by any person (or group of affiliated or associated persons) of beneficial ownership of a majority of the equity securities of the Corporation or any material subsidiary (whether or not newly-issued shares) in a single transaction or a series of related transactions in a transaction designed to be a business combination or acquisition of the Corporation and not an equity financing for the purpose of securing working capital (each, a “Deemed Liquidity Event”).

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

If such election is made, all consideration payable to the stockholders of the Corporation in connection with any such Deemed Liquidity Event, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Series A Preferred Stock), in connection with any such asset sale, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Series A Preferred Stock and any junior stock in accordance with the preferences and priorities set forth in Section 3(a). 3(b) and Section 3(b) above, with such preferences and priorities specifically intended to be applicable in any such merger or consolidation, asset sale, as if such transaction were a Liquidation Event. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section 3(d), including without limitation, (x) in the case of a merger or consolidation, causing the definitive agreement relating to such merger or consolidation to provide for a rate at which the shares of each subseries of Series A Preferred Stock are converted into or exchanged for cash, new securities or other property which gives effect to the preferences and priorities set forth in Sections 3(a), 3(b) and 3(c) above, or (y) in the case of an asset sale, redeeming the Series A Preferred Stock.

For purposes hereof, the foregoing transactions for constituting a Deemed Liquidity Event shall not include any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation, (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation that is incorporated in the United States of America, or (3) an acquisition, whether by merger, reorganization, consolidation or other form of business combination, of which the Corporation is substantively the surviving corporation and operates as a going concern, of another corporation and which does not involve a recapitalization or reorganization of the Series A Preferred Stock or Common Stock, and does not involve (in a single transaction or series of interrelated transactions) a transfer of more than 51 % of the voting power of the Corporation in a business combination transaction.

(e)            Allocation of Liquidation Preference in a Merger or Sale. The Series A Liquidation Preference shall in all events be paid in cash; provided, however, that if the Series A Liquidation Preference is payable in connection with a merger, consolidation or sale of capital stock, then the consideration (including any shares of capital stock to be delivered by the acquiring entity) payable to the holders of Common Stock and all classes or series of Preferred Stock in connection with such event shall be allocated or reallocated, as applicable, among the holders of Common Stock and Series A Preferred Stock in an appropriate and equitable manner to give economic effect to the priority of distributions among the holders of Common Stock and all classes and series of Preferred Stock. The foregoing allocation to the holders of Series A Preferred Stock and Common Stock shall apply notwithstanding that, pursuant to the terms of the merger, consolidation or sale of capital stock, consideration is only allocated to the holders of Common Stock, it being the intention of this Section 3 that, if a business combination is to be treated as a Deemed Liquidity Event or liquidation, holders of Common Stock shall not be entitled to any payment until the holders of outstanding Series A Preferred Stock have received the Series A Liquidation Preference. If there is more than one form of consideration payable in connection with the business combination, such consideration shall be allocated proportionately to the holders of the Series A Preferred Stock and Common Stock based on the amount to which each such holder of each class or series is entitled.

4.            Voting Power.

(a)            General Voting with Common Stock. Each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to the general vote of all stockholders. Each holder of Series A Preferred Stock shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of Series A Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on any matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. The number of shares of Common Stock to which a holder of each series of the Series A Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series A Conversion Rate by the number of shares of Series A Preferred Stock held by such holder. Except as otherwise provided in the Certificate of Incorporation of the Corporation, as amended from time to time after the date of filing of this instrument, with respect to the rights of the Senior Preferred Stock, the holders of shares of Series A Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation. Such determination of “whole shares” shall be based upon the aggregate number of shares of Series A Preferred Stock held by each holder. On the date of filing of this instrument, the holders of Series A Preferred Stock vote with the holders of Common Stock on the basis of one (1) share of Common Stock for each one (1) share of Series A Preferred Stock so held.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

(b)            General Election of Directors. The holders of the Series A Preferred Stock shall be entitled to vote with the holders of the Common Stock (in the manner set forth above based on voting value) for the election of the directors of the Corporation. The authorized size of the Company’s Board of Directors (the “Board”) shall be set at either three (3) or five (5) members, to be fixed at three (3) at or immediately following the final closing. In the case of a three member Board, the Board shall be comprised of: (i) the Chief Executive Officer of the Company; (ii) one (1) individual elected by the holders of a majority of the outstanding shares of Common Stock; and (iii) one (1) individual to be elected as an independent director by the holders of the Series A Preferred Stock and Common Stock, voting together as a single class on an “as converted” basis. In the case of a five member Board, the Board shall be comprised of: (i) the Chief Executive Officer of the Company; (ii) one (1) individual elected by the holders of a majority of the outstanding shares of Common Stock; (iii) two (2) individuals elected by the holders of a majority of the outstanding shares of Series A Preferred Stock; and (iv) one (1) individual to be elected as an independent director by the holders of the Series A Preferred Stock and Common Stock, voting together as a single class on an “as converted” basis.

(c)            Right of the Series A Preferred Stock to Designate and Elect Two (2) Directors. The holders of a majority of the outstanding shares of the Series A Preferred Stock, voting as a single class, shall be entitled to elect up to two (2) directors of the Corporation (the “Series A Preferred Director(s)”), depending on the size of the Board. At any annual or special meeting of the Corporation (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or by written consent) of the holders of a majority of the outstanding shares of Series A Preferred Stock shall constitute a quorum for the election of the Series A Preferred Director(s). The holders of a majority of the shares of Series A Preferred Stock present in person or by proxy at any meeting relating to the election of directors (calculated after the determination of a quorum) shall then be entitled to elect the Series A Preferred Directors as set forth above, and in the manner set forth above. Any Series A Preferred Director may be removed during his or her term of office, with or without cause, by and only by the affirmative vote or written consent of holders of a majority of the outstanding shares of Series A Preferred Stock entitled to so designate such Series A Preferred Director(s) as set forth above. Any vacancy in the office of a Series A Preferred Director shall be filled by a person appropriately designated by the holders of a majority of the outstanding shares of Series A Preferred Stock.

(d)            Protective Provisions. So long as the Series A Preferred Stock represents a minimum of twenty percent (20%) of the outstanding capital stock of the Corporation, the Corporation shall not, (in any case, by merger, consolidation, operation of law or otherwise), without first having provided written notice of such proposed action to each holder of outstanding shares of the Series A Preferred Stock and having obtained the prior approval of the holders of a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by consent or vote at a meeting:

(1) altering, changing or amending the preferences, privileges or rights of the Series A Preferred Stock or the Certificate of Incorporation or Bylaws in a manner which is adverse to the holders of the Series A Preferred;

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

(2) increase or decrease the authorized number of shares of any series of Preferred Stock;

(3) approve any transaction or series of transactions deemed to be a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary;

(4) approve any Deemed Liquidity Event or other corporate reorganization or acquisition; or

(5) declare or pay any dividend or distribution or approve any repurchase with respect to the Series A Preferred (except as otherwise provided in Section 2 above) or the Common Stock (other than required redemptions and repurchases under restricted stock agreements or stock option agreements with employees, advisors, consultants and others and other arrangements approved by the Board of Directors).

Further, the Corporation shall not, by amendment, alteration or repeal of this Certificate of Incorporation (whether by merger, consolidation, operation of law, or otherwise) or through any Deemed Liquidity Event, or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of this Section 4(d) and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of each series of the Series A Preferred Stock against impairment.

5.            Conversion Rights. The holders of the Series A Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Common Stock:

(a)            General. Subject to and in compliance with the provisions of this Section 5, any shares of the Series A Preferred Stock may, at the option of any holder, be converted at any time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of each series of the Series A Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series A Conversion Rate by the number of shares of Series A Preferred Stock held by such holder. The conversion rate in effect at any time for the Series A Preferred Stock shall be the quotient obtained by dividing the Series A Original Issue Price by the Series A Conversion Value, calculated as provided below (the “Series A Conversion Rate”). The Series A Conversion Value in effect from time to time, except as adjusted in accordance with this Section 5, shall be $0.762 per share (the “Series A Conversion Value”).

(b)            Adjustments to Series A Conversion Value Due to Dilutive Issuances.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

(i)            Dilutive Issuances of Common Stock or Common Stock Equivalents. From and after the date of filing of this instrument, if the Corporation shall, while there are any shares of any series of Series A Preferred Stock outstanding, issue or sell any shares of its Common Stock or Common Stock Equivalents (as defined below) without consideration or at a price per share less than the Series A Conversion Value in effect immediately prior to such issuance or sale, then in each such case such Series A Conversion Value upon any such issuance or sale at less than the Series A Conversion Value, except as hereinafter provided in Section 5(b)(iv), shall be lowered so as to be equal to an amount determined by multiplying the Series A Conversion Value by a fraction:

(1)            the numerator of which shall be (a) the number of shares of Common Stock and Common Stock Equivalents outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a fully diluted basis assuming the exercise or conversion of all outstanding Common Stock Equivalents, but excluding any options or other Common Stock Equivalents reserved but not yet granted), plus (b) the number of shares of Common Stock which the aggregate consideration, if any, received by the Corporation in connection with the total number of such additional shares of Common Stock (or Common Stock Equivalents) so issued would purchase at the Series A Conversion Value in effect immediately prior to such issuance, and

(2)            the denominator of which shall be (a) the number of shares of Common Stock and Common Stock Equivalents outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a fully diluted basis assuming the exercise or conversion of all outstanding Common Stock Equivalents, but excluding any options or other Common Stock Equivalents reserved but not yet granted), plus (b) the number of such additional shares of Common Stock or Common Stock Equivalents so issued.

The anti-dilution adjustment provisions of this Section 5(b)(i) may be waived in any instance (without the necessity of convening any separate meeting of stockholders of other classes or series) upon the written approval of the holders of a majority of the outstanding shares of Series A Preferred Stock.

(ii)            Treatment of Warrants, Options and Purchase Rights to Common Stock or Convertible Securities.

(1)            Common Stock Equivalents. For the purposes of determining the anti-dilution adjustments under this Section 5(d), the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock, or the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities (collectively, “Common Stock Equivalents,” and individually, a “Common Stock Equivalent”), shall be deemed an issuance of Common Stock with respect to adjustments in the applicable Series A Conversion Value, if the “Net Consideration Per Share” which may be received by the Corporation for such Common Stock or Common Stock Equivalents shall be less than the Series A Conversion Value in effect at the time of such issuance. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No anti-dilution adjustment of the Series A Conversion Value shall be made under this Section 5(b) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents if any adjustment shall previously have been made upon the original issuance of any such Common Stock Equivalents.

(2)            Decreases in Net Consideration Per Share and Retroactive Adjustment upon Expiration of Common Stock Equivalents. Should the Net Consideration Per Share of any such Common Stock or Common Stock Equivalents be decreased at any time, then upon the effectiveness of each such change, the Series A Conversion Value will be that which would have been obtained (1) had the adjustments made upon the issuance of such Common Stock Equivalents been made upon the basis of the actual Net Consideration Per Share of such securities, and (2) had the adjustments made to the Series A Conversion Value since the date of issuance of such Common Stock Equivalents been made to such Series A Conversion Value, as adjusted pursuant to clause (1) above. Any adjustment of the Series A Conversion Value with respect to this paragraph which relates to any Common Stock Equivalent shall be disregarded if, as, and when such Common Stock Equivalent expires or is cancelled without being exercised, so that the Series A Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Series A Conversion Value that would have been in effect had the expired or cancelled Common Stock Equivalent not been issued.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

(3)            Definition of Net Consideration Per Share. For purposes of calculating the anti-dilution provisions of this Section 5(d), the “Net Consideration Per Share” which may be received by the Corporation shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such Common Stock Equivalents (including the gross proceeds received from any convertible debt financing, or the proceeds received in connection with the issuance of Common Stock Equivalents in the event of any debt financing in which Common Stock or Common Stock Equivalents are issued), plus the minimum amount of consideration, if any, payable to the Corporation upon exercise, or conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted. The Net Consideration Per Share which may be received by the Corporation shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

(iii)            Consideration Other than Cash. For purposes of this Section 5(b), if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or Common Stock Equivalents consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors, including the vote of the Series A Director.

(iv)            Exceptions to Anti-dilution Adjustments. The anti-dilution adjustments provided for in this Section 5(b) shall not apply under any of the circumstances with respect to the grant, issuance, transfer, disposition, offer or sale of: (i) shares of Common Stock issued upon conversion of the Series A Preferred Stock (or any other series of Preferred Stock hereafter created); (ii) shares, options, warrants, or other rights issued to employees, officers, advisors, consultants or directors in accordance with plans, agreements, or similar arrangements approved by the Board of Directors; (iii) shares issued upon exercise of options, warrants, or convertible securities; (iv) shares issued as a dividend or distribution on the Series A Preferred or for which adjustment is otherwise made pursuant to the Second Amended & Restated Certificate of Incorporation (e.g., stock dividends and stock splits or combinations or subdivisions); (v) shares of Common Stock issued in connection with a public offering on a registration statement filed under the Securities Act of 1933 and the rules and regulations issued thereunder; (vi) shares issued or issuable pursuant to an acquisition of another corporation, a joint venture agreement or license or collaboration agreement approved by the Board of Directors; (vii) shares of equity securities issued or issuable to banks, commercial lendors, equipment lessors, venture debt organizations or other financial institutions pursuant to debt financing or commercial transactions approved by the Board of Directors; (viii) shares issued or issuable in connection with any settlement approved by the Board of Directors; (ix) shares issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, collaboration, joint venture, marketing or other similar arrangements or strategic partnerships approved by the Board of Directors; (x) shares issued to suppliers of goods or services in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors; (xi) shares issued pursuant to other transactions approved by the Board of Directors; and (xii) shares that are otherwise excluded by consent of holders of a majority of the outstanding Series A Preferred Stock.

(c)            Adjustments to Conversion Value Due to Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares of Common Stock, the Series A Conversion Value in effect immediately prior to such subdivision shall be proportionately reduced. Conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Series A Conversion Value in effect immediately prior to such combination shall be proportionately increased.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

(d)            Dividends Other Than Common Stock Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their shares of Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined), retained such securities or such other assets receivable by them during such period, giving application to all other adjustments called for during such period under all provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock.

(e)            Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in Section 5(c) and (d), or the sale of all or substantially all of the Corporation’s capital stock or assets to any other person), then and in each such event the holders of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

(f)            Capital Reorganization, Merger or Sale of Assets. Subject to the provisions of Section 3(d), if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares provided for elsewhere in Section 5(c), (d) and (e)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s capital stock or assets to any other person (any of which events is herein referred to as a “Reorganization”), then, as a part of such Reorganization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property (including cash) of the Corporation (or of the successor corporation resulting from such merger, consolidation or sale), to which such holder would have been entitled if such holder had converted its shares of Series A Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(f) to the end that the provisions of this Section 5(f) (including adjustment of the Series A Conversion Value then in effect) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

As provided in Section 3, upon the occurrence of a Reorganization under circumstances which make the preceding paragraph applicable, the holders of at least a majority of the outstanding shares of Series A Preferred Stock, shall have the option of electing treatment of the shares of the Series A Preferred Stock under either this Section 5(f) or Section 3(d) hereof, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than five (5) business days before the effective date of such event.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

For purposes hereof, a Reorganization shall not include any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation, (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation that is incorporated in the United States of America, or (3) an acquisition, whether by merger, reorganization, consolidation or other form of business combination, of which the Corporation is substantively the surviving corporation and operates as a going concern, of another corporation and which does not involve a recapitalization or reorganization of the Preferred Stock or Common Stock, and does not involve (in a single transaction or series of interrelated transactions) a transfer of more than 50% of the voting power of the Corporation in a business combination.

(g)            Automatic Conversion Upon Public Offering, Equity Financing or Election of Preferred Stock.

(i)            Mandatory Conversion of Preferred Stock. Immediately (1) upon the effectiveness of an underwritten public offering on a firm commitment basis pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation and/or selling stockholders in which the Corporation and/or selling stockholders receive gross proceeds equal to or greater than $25 million (a “Qualified Public Offering”), or (2) upon the approval, set forth in a written notice to the Corporation, of the holders of a majority of the outstanding shares of Series A Preferred Stock of an election to convert the Series A Preferred Stock into Common Stock, then all outstanding shares of Series A Preferred Stock shall be converted automatically into the number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible pursuant to this Section 5 hereof as of the closing and consummation of such underwritten public offering, or the stated date of approval of such holders of Series A Preferred Stock, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

The automatic conversion of the Series A Preferred Stock into shares of Common Stock as provided in clause (1) above shall be subject in all circumstances to the closing and consummation of the offer and sale of shares of Common Stock pursuant to any Qualified Public Offering.

(ii)            Surrender of Certificates Upon Mandatory Conversion. Upon the occurrence of the conversion events specified in the preceding paragraph (i), the holders of the Series A Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock so surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing the shares of Series A Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

(h)            Certificate as to Adjustments; Notice by Corporation. Upon any adjustment of the Series A Applicable Conversion Rate, then and in each such case the Corporation shall give written notice thereof, by delivery in person, first class mail, postage prepaid, electronic mail, overnight courier service, telecopy or telex, to the holders of the Series A Preferred Stock, which notice shall state the Series A Conversion Rate resulting from such adjustment, setting forth in reasonable, itemized detail the method upon which such calculation is based.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

(i)            Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate(s) representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate(s) for shares of Common Stock issuable upon such conversion shall be issued. The certificate(s) for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate(s) representing the shares of Series A Preferred Stock being converted, shall be the “Conversion Date”. As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate(s) as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section 5, and cash, as provided in Section 5(j), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder(s) of record of the shares of Common Stock represented thereby. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not converted.

(j)            Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series A Preferred Stock, the Corporation shall pay to the holder of the shares of Series A Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Preferred Stock being converted.

(k)            Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscription or purchase rights for the Series A Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscriptions or purchase rights for the Series A Preferred Stock), the Corporation shall use all reasonable efforts and take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

6.            Notices of Record Date. In case at any time: (i) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or (ii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of said cases, the Corporation shall give, by delivery in person, first class mail, postage pre-paid, electronic mail, overnight courier service, telecopy or telex, addressed to each holder of any shares of each series of the Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, in the case of any such event, at least ten (10) days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause shall also specify, the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

7.            No Impairment. The Corporation shall not, by amendment, alteration or repeal of this Second Amended & Restated Certificate of Incorporation (whether by merger, consolidation, operation of law, or otherwise) or through any Deemed Liquidity Event, any event described in Section 3 hereof, or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

* * * * * * *

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

EXHIBIT B: Disclosure Schedule

Capital Stock, Post-Financing:

Set forth below is the Company’s current fully-diluted capitalization, as adjusted to reflect the sale of all shares of the Series A preferred stock offered in this financing.

	Shares	Ownership	Type
Common Shareholders	3,000,000	42%	Common
Warrants	100,722	1%	Common
Stock Option Plan	721,785	10%	Common
Series A Preferred Shareholders	3,445,874	47%	Series A Convertible Preferred
Total	7,268,381	100%

Material Contracts:

The Company is a party to a certain Collaboration Agreement with UMass Medical Center. Under the terms of this Agreement, UMass would supply patient tissue, blood, fluid samples, and related data and specimens to the Company for distribution to research laboratories and institutions, and pharmaceutical and biotechnology companies that require such materials for research and development. UMass desires to implement iSpecimen’s software technology and data processes for analyzing and extracting patient data from UMass’s laboratory and clinical information systems and for retrieving clinical specimens from the UMass hospital and research systems from the laboratory workflow, using a combination of proprietary and open systems provided by the Company and integrated with UMass’s clinical information systems. UMass is providing clinicians and researchers associated with UMass access to patient specimens and data for internal clinical and research operations. The Company provides UMass with advanced analytical tools and functionality that can improve UMass’s hospital and/or laboratory operations and facilitate outcomes research.

The Company is responsible for all direct costs related to the installation and implementation of the “Indigo Software” for use at UMass’s facility, excluding costs related to the extraction of data from existing UMass information systems for use in and with the Indigo Software. UMass is responsible for all costs related to the implementation of a data extraction method for transferring data from existing UMass information systems and data stores into the Company’s Indigo Software. UMass may request and the Company may elect to have the Company initially pay the entire capital amount of $10,000 and offset such capital expenditure against future amounts owed by the Company to UMass). UMass is providing IT personnel at its cost, and the Company will not be reimbursing UMass for these efforts. The Company issued 90,000 shares of its Common Stock to UMass Medical Center Inc. in connection with this Agreement.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement

The Company is a party to a certain Software Development Agreement with NHR, Inc. Under the terms of this Agreement, NHR developed, authored, implemented and deployed the Indigo Software for the benefit of the Company. The Company owns all right, title and interest in the Indigo Software developed by NHR, including all intellectual property rights. The Company and NHR agreed to a hybrid payment plan consisting of cash and convertible debt including the issuance of a convertible promissory note to NHR by the Company. The total amount due NHR under this Agreement for successful completion of the Development Plan and the successful achievement of the Acceptance Criteria is $605,000 and will be divided and paid as follows: (1) a convertible promissory note in the principal amount of $150,000 (the “Developer’s Note”); and (2) a cash payment in the amount of $455,000, to be paid in installments that are in accordance with the completion of the milestones specified under the mutually accepted Development Plan, and dependent and conditioned on the satisfactory testing, acceptance, performance, and implementation of the Indigo Software according to the Development Plan and milestones.

The Company is a party to a certain Distribution and Lead Generation Agreement with Starlims Corporation. Under the terms of this Agreement, the Company is licensing Starlims’s proprietary software under a worldwide, non-exclusive, non-transferable, fee-bearing license to use, reproduce and distribute directly to end users, the object code copies of the Starlims Software solely as bundled with the Company’s Indigo Software Product. During the term of this Agreement (a) the Company appointed Starlims, on a non-exclusive basis, to generate sales leads for the Company’s Indigo Software Product; and (b) Starlims appointed the Company, on a non-exclusive basis, to generate sales leads for the Starlims’s Software. Starlims also agreed that, during the term of this Agreement, it would not enter into an agreement with any entity listed as a designated competitor of the Company to provide the Starlims’s Software to such a Competitor so that the competitor can make available a product to its end users materially similar to the Company’s Indigo Software Product. Payment terms include the following: 50% of the license costs for the Starlims Software is invoiced upon delivery, and the other 50% is invoiced 60 days after delivery. Maintenance Service costs and related expenses invoiced monthly for actual days provided or in accordance with predetermined milestones.

iSpecimen Inc - Series A Preferred Stock Subscription Agreement